Oculus Innovative Sciences Reports Record Second Quarter Product Revenue Up 81%

Microcyn® Technology Introduced into over 200 Hospitals in 10 Chinese Provinces as part of
Chinese Commercialization Strategy

Conference Call Begins at 4:30 p.m. Eastern Standard Time Today

PETALUMA, Calif. (November 6, 2008) – Oculus Innovative Sciences, Inc. (NASDAQ: OCLS) today announced financial and operating results for the second quarter of fiscal year 2009, ended September 30, 2008. During the quarter the company increased product revenue sharply while reducing future operating expenses by $1.7 million to $2.0 million per quarter, which will be fully reflected in the company’s financial results beginning with the fourth quarter of fiscal 2009.

Oculus reported record total revenue of $1.5 million in the second quarter of fiscal 2009, an increase of 50% over $1.0 million in the second quarter of fiscal 2008. Product revenue was $1.2 million, also a quarterly record and up 81% from $670,000 in the prior year primarily due to higher sales in Mexico. Service revenue declined 12% to $269,000, reflecting the company’s focus on increasing product sales worldwide.

“We posted record second quarter revenue while achieving important milestones for future sales growth and significantly reducing operating expenses,” said Hoji Alimi, president and founder of Oculus. “We were excited to announce Sinopharm’s on-time product launch in China in September. Sinopharm continues to advance commercial efforts in China with product sampling at over 200 hospitals in 10 major provinces. Meanwhile we continue to expand our distribution infrastructure in Europe, India, Mexico and the United States and streamline our organization to accelerate the path to profitability.”

The completion of the company’s controlled, randomized Phase II trial in the United States with Microcyn® showing 93% efficacy in treatment of mildly infected diabetic ulcers versus 56% with levofloxacin at visit 4 (test of cure), along with 24 additional clinical trials, all contribute to market acceptance and revenue increases in international markets. Product sales grew at a record pace during the quarter, and the recent product launches in China and the United States position Oculus for continued rapid growth. On the drug development side of the business, Oculus held a successful end-of-Phase II meeting with the FDA in late August. During this meeting the FDA provided feedback allowing Oculus to enter into pivotal trials against levofloxacin with the primary endpoint of cure of the physical signs of infection in mildly infected diabetic ulcers as in the successful Phase II trial.

The gross margin on product revenue for the second quarter of fiscal 2009 was 63%, up from 40% in the comparable quarter a year ago primarily due to higher sales volume and selling prices. Operating expenses in the second fiscal quarter of 2009 were $7.4 million, compared with $6.0 million in the second fiscal quarter of 2008. The increase was primarily due to an increase of $1.2 million in accelerated, non-cash stock-compensation expenses and $489,000 in severance expenses, associated with the reduction in headcount of over 30 people in the U.S. As noted above, Oculus has taken actions to reduce quarterly operating expenses by $1.7 million to $2.0 million, which will be fully reflected in the company’s financial results beginning with the fiscal 2009 fourth quarter.

The net loss for the fiscal 2009 second quarter was $6.9 million, or $0.43 per share, compared with the net loss for the fiscal 2008 second quarter of $5.5 million, or $0.44 per share. Non-cash stock-compensation expense for the quarter was $1.5 million, compared with $300,000 in the same quarter last year.

As of September 30, 2008, Oculus had unrestricted cash and cash equivalents of $6.0 million, compared with $18.8 million as of March 31, 2008.

Commercial Progress

Oculus has made significant progress recently in its commercial operations, including the following highlights:

•	The launch of its Dermacyn™ product in China through one of its key Chinese distributors, Sinopharm. Dermacyn was introduced at the Health Tech Forum 2008 and New Drugs China Expo 2008, and was initially being sampled to over 200 hospitals in 10 provinces in China for treatment of various acute and chronic wounds including ulcers, cuts, contusions and burns. The company’s alliance with China National Bohai Pharmaceutical Group Corp (Sinopharm) along with an additional 27 sub-distributors provides a strong entry into a market with enormous potential, and positions Dermacyn as a high-quality, effective alternative to current treatments. Sinopharm will be participating in the PHARMCHINA conference, to be held December 11-13 in Chengdu. Held twice each year, this is the largest pharmaceutical trade show in China. Oculus entered into an exclusive distribution agreement with China Bao Tai Investment Company, Ltd. in 2007 for the rights to its Microcyn-based wound care solution in China, which provides for minimum purchases of $12 million of Oculus’ Microcyn Technology over the five-year term of the contract.

•	Strong performance in Mexico with total revenue up 111%, and sales of the 240 ml product, sold mostly to pharmacies, up 44% to an average of 31,000 units per month. Sales of the five-liter product, sold mostly to hospitals in Mexico, also increased significantly due to both higher volumes and selling prices. Also, quarterly sales in Europe, China, India and Singapore increased 38% compared with last year, led by the initial order to China of $79,000.

•	Launching the Microcyn Wound Care product into the U.S. podiatry market in early October. The product, which has received three FDA 510(k) clearances for use in moistening, lubricating, cleaning and debriding wounds, is available to podiatrists for treatment of, and distribution to, their patients. Oculus contracted a professional marketing and sales management group to spearhead a 10-member sales force in this initial sales effort to 10 major metropolitan areas, including New York City/Long Island, Northern New Jersey, Miami, Tampa Bay/St. Petersburg, Chicago, Detroit, Dallas/Ft. Worth, Phoenix, San Jose/San Francisco and Orange County/Los Angeles. The product has now been introduced in all 10 markets.

•	On October 29, Microcyn Wound Care OTC was made available to U.S. consumers without a prescription in support of the product launch in the podiatry market. Initially Microcyn Wound Care OTC can be ordered by phone and via the internet (http://www.oculusis.com/us/otc/). Upon successful completion of the OTC introduction, the company plans to explore additional distribution channels.

•	The company plans additional 510(k) filings with the FDA to obtain clearance for marketing its hydrogel product. Oculus intends to introduce the hydrogel product quickly in China and India, where partnerships and distribution channels have been established in an effort to accelerate sales.

•	Oculus filed for U.S. patent protection for the development-stage MDD wound care device. The company intends to enter into initial human trials for its combination Microcyn and patch component to obtain further efficacy and safety in support of future filings with the FDA.

Year-to-Date Results

For the six months ended September 30, 2008, Oculus reported total revenue of $2.7 million, up 50% compared with $1.8 million in the first half of fiscal 2008. The company reported product revenue of $2.2 million in the first half of fiscal 2009, up 70% from the same period last year. The gross margin on product revenue in the first half of fiscal 2009 was 60%, compared with 40% in the first half of fiscal 2008. Operating expenses for the first six months of fiscal 2009 were $13.1 million, compared with $11.6 million in the first six months of fiscal 2008.

The net loss in the first six months of fiscal 2009 was $12.1 million, or $0.76 per share, compared with the net loss of $10.6 million, or $0.86 per share, in the first half of fiscal 2008. The non-cash stock-compensation expense for the half of fiscal 2009 was $1.9 million, compared with $509,000 for the same period last year. Also, the first six months of fiscal 2009 included severance costs of $489,000 associated with the significant reduction in the headcount in the U.S. operations.

Outlook

Oculus expects to continue achieving strong growth in sales of Microcyn-based products over the coming years through international and domestic sales, although quarterly rates of growth are difficult to forecast accurately as some marketing approvals and distribution agreements are recent, and timing of sales and deliveries are variable during introductory stages. The fiscal third quarter is generally the seasonally lower quarter of the year due to reduced medical spending in Mexico during the month of December.

“We expect continued strong sales growth this fiscal year in Mexico, Europe and India, while launching our product in China. In addition, with the introduction of Microcyn to the U.S. podiatry and OTC markets, we look for some contribution from our domestic operations as well,” said Alimi.

The reduction in headcount and anticipated levels in revenue are expected to contribute to lowering the quarterly net loss minus non-cash expenses to $2 million to $2.5 million, beginning with the fiscal 2009 fourth quarter.

Conference Call

Oculus management will hold a conference call today to discuss second quarter results and to answer questions, beginning at 4:30 p.m. Eastern Standard Time. Individuals interested in participating in the call may do so by dialing (800) 232-9476 for domestic callers or (706) 679-2532 for international callers. Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 71364247. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus

Oculus Innovative Sciences develops, manufactures and markets a family of products based upon the Microcyn® Technology platform, which is intended to help prevent and treat infections in chronic and acute wounds. The Microcyn Technology platform features a biocompatible, shelf-stable solution containing active oxychlorine compounds that is currently commercialized primarily in the United States, Europe, India, China and Mexico for the treatment of infected wounds. The solutions derived from this platform have demonstrated, in a variety of research and investigational studies, the ability to treat a wide range of pathogens, including antibiotic-resistant strains of bacteria (including MRSA and VRE), viruses, fungi and spores. A recent Phase II clinical trial of Microcyn Technology conducted in the United States met its primary endpoints of safety and efficacy for the treatment of mildly infected diabetic foot ulcers. The company’s headquarters are in Petaluma, California, with operations in Europe and Latin America. More information can be found at www.oculusis.com.

Forward Looking Statements

Except for historical information herein, some matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about Microcyn’s safety, efficacy and wound healing capabilities, and the ability of Microcyn to become a new type of drug for comprehensive treatment of diverse inflammatory conditions. These forward-looking statements are identified by the use of words such as “focusing,” “advance,” “intends,” “streamline,” “participating,” “plans,” “to obtain” and “expect,” among others, and include statements about our belief that product revenue will continue to increase generally or at any specific rate, our belief that we will advance our commercialization efforts, our belief that the U.S. drug development program and trials will enhance the value of Microcyn Technology, our ability to successfully pursue revenue growth with new partners and in new territories, our ability to develop and commercialize new products, our ability to identify and obtain approval for treatment indications and applications, the ability of our product and product candidates to address indications as designed for or as intended, our ability to leverage our current regulatory approvals, expand label claims and commercialize our products and product candidates over-the-counter, the ability of our products and products candidates to result in cost savings, our ability to obtain patent protection for new products and product candidates, and our ability to identify or align ourselves with new partners. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including risks inherent in the development and commercialization of potential products, the risk that regulatory clinical and guideline developments may change, the risk that scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, the risk that clinical results may not be replicated in actual patient settings, the risk that protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, the risk that present treatment trends will continue and that the available market for our products will not be as large as expected, the risk that our products will not be able to penetrate one or more targeted markets, the risk that our work force is inadequate to implement our business plan, the risk that we are unable to identify or align ourselves with strategic partners, the risk that revenues will not be sufficient to fund further development and clinical studies, the Company’s future capital needs, and its ability to obtain additional funding and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended March 31, 2008. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements.

Oculus, Microcyn and Dermacyn are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Contacts:

Oculus Innovative Sciences, Inc.

Dan McFadden
Director of Public and Investor Relations
(425) 753-2105
dmcfadden@oculusis.com

Lippert/Heilshorn & Associates, Inc.

Bruce Voss/Don Markley (investors)
(310) 691-7100
bvoss@lhai.com
dmarkley@lhai.com

Jules Abraham (media)
(212) 838-3777
jabraham@lhai.com

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months
	Ended September 30,
	2008	2007
REVENUE
Product	$1,212	$670
Service	269	307

Total revenues	1,481	977

COST OF REVENUES
Product	446	403
Service	251	287

Total cost of revenues	697	690

Gross profit	784	287

OPERATING EXPENSES
Research and development	2,150	2,283
Selling, general and administrative	5,262	3,683

Total operating expenses	7,412	5,966

Loss from operations	(6,628)	(5,679)
Interest expense	(149)	(306)
Interest income	56	200
Other income (expense), net	(191)	(243)

Net loss	$(6,912)	$(5,542)

Net loss per common share: basic and diluted	$(0.43)	$(0.44)

Weighted-average number of shares used in per common share calculations: Basic and diluted	15,924	12,574

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	September 30,	March 31,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$5,972	$18,823
Accounts receivable, net	900	770
Inventory	265	259
Prepaid expenses and other current assets	619	1,098

Total current assets	7,756	20,950
Property and equipment, net	1,839	2,303
Other assets	182	359

Total assets	$9,777	$23,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,288	$2,977
Accrued expenses and other current liabilities	1,670	2,460
Current portion of long-term debt and capital lease obligations	1,140	2,013

Total current liabilities	4,098	7,450
Deferred revenue	474	523
Long-term debt and capital lease obligations, less current portion	130	211

Total liabilities	4,702	8,184

Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized, 15,923,708 and 15,903,613 shares issued and outstanding at September 30, 2008 (unaudited) and March 31, 2008, respectively.	2	2
Additional paid-in capital	110,974	109,027
Accumulated other comprehensive loss	(2,964)	(2,775)
Accumulated deficit	(102,937)	(90,826)

Total stockholders’ equity	5,075	15,428

Total liabilities and stockholders’ equity	$9,777	$23,612